Registrant’s Board of Directors has, as of September 1, 2008, increased the number of Directors on its Board of Directors to 7, as permitted by an amendment of Registrant’s Bylaws approved in late 2007.

Registrant’s Board of Directors has also appointed a new director, David Weild IV, to the open vacancy created by the increase in the number of directors, effective September 1, 2008.

David Weild was also elected as the non-executive Chairman of the Board of the Registrant’s Board of Directors.

David Weild IV is the founder of Capital Markets Advisory Partners, a capital markets and investment banking consultancy located in New York City.  He has been Chairman & CEO of the consultancy firm since its founding in 2005.  David Weild was formerly Vice Chairman and Executive Vice President of The NASDAQ Stock Market in charge of the Corporate Client Division with line responsibility for NASDAQ's 4,000 plus listed companies from 2001 to 2003.  Mr. Weild was behind NASDAQ's Market Intelligence DeskSM, Corporate Services NetworkSM, Dual Listings and Research Initiatives.  Prior to NASDAQ, Mr. Weild spent 14 years from 1987 to 2001 at Prudential Securities in a number of senior management roles, including President of eCommerce, Head of Corporate Finance, Head of Technology Investment Banking and Head of Equity Capital Markets for North America, Europe and Asia.  Mr. Weild has worked on over 500 IPO's, follow-on offerings and convertible transactions and was an innovator of new issue systems and securities structures, including the use of Form S-3's to mitigate exposure to market risk for companies raising equity ( “accelerated book build” offerings) and the first issuance of debt or preferred securities to leverage a closed-end bond fund.  Mr. Weild holds an MBA from the Stern School of Business and a BA from Wesleyan University. He has studied at The Sorbonne, Ecole des Haute Etudes Commerciales, and at The Stockholm School of Economics.  Mr. Weild is a member of The Economic Club of New York and a member and former Treasurer of The Bond Club of New York.  He serves on the board of Tuesday's Children, a charity providing support to children who lost parents on September 11.  He currently holds FINRA Series 7, Series 24, and Series 63 licenses.  Age 51.

Registrant intends to enter into a Consulting Agreement with Capital Markets Advisory Partners to assist Registrant in re-structuring and re-capitalizing its business.  Mr. Weild is the founder of Capital Markets Advisory Partners and is expected to be actively involved in the consulting activities.  The consulting fees to be paid under this agreement will be $35,000 per month plus agreed upon expenses.